                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this 24th day of June, 1997, by and among MEDIRISK, INC., a Delaware corporation ("Medirisk"), CIVS, INC., a Maryland corporation (the "Company"), JUDITH B. WILLIS, a resident of Maryland ("Willis"), PHILIP J. GROSS, a resident of Maryland ("P. Gross"), NANCY L. GROSS, a resident of Maryland ("N. Gross"), FLORENCE H. GROSS, a resident of New Jersey ("F. Gross"), MARTIN J. GROSS AS CUSTODIAN FOR SHARON GROSS, a resident of New Jersey ("S. Gross"), MARTIN J. GROSS AS CUSTODIAN FOR DALIT GROSS, a resident of New Jersey ("D. Gross"), RICHARD T. ALLEN, a resident of Maryland ("Allen"), JACOB MAY, a resident of Tennessee ("May"), DAVID OBELENSKY, a resident of Tennessee ("Obelensky"), ALAN WERNICK, a resident of Tennessee ("Wernick"), and MICHAEL SHMERLING, a resident of Tennessee ("Shmerling"), and those persons executing a signature page to this Agreement as Equity Holders (collectively, the "Equity Holders" and individually as an "Equity Holder");

                                   WITNESSETH:

         WHEREAS, the parties desire to enter into this Stock Purchase Agreement pursuant to which Medirisk will acquire all of the outstanding capital stock of the Company from Willis, P. Gross, N. Gross, F. Gross, M. Gross, Allen, May, Obelensky, Wernick and Shmerling (collectively, the "Shareholders") and all of the other outstanding equity interests in the Company from the Equity Holders upon the terms and subject to the conditions set forth herein; and

         WHEREAS, the respective Boards of Directors of Medirisk and the Company have approved the transactions contemplated by this Agreement; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE OF STOCK AND EQUITY INTERESTS. Subject to the terms and conditions hereinafter set forth, the Shareholders shall sell to Medirisk, and Medirisk shall purchase from the Shareholders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, an aggregate of 1,320 shares of issued and outstanding common stock of the Company (the "Company Common Stock"), which shares represent all issued and outstanding shares of capital stock of the Company. Subject to the terms and conditions hereinafter set forth, the Equity Holders shall sell to

Medirisk, and Medirisk shall purchase from the Equity Holders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, all equity interests in the Company (consisting of certain options to purchase Company Common Stock or other interests), which together with the Company Common Stock represent all issued and outstanding equity interests in the Company. Each Shareholder shall sell the number of shares of Company Common Stock set forth opposite his, her or its name on SCHEDULE 1.1. Each of the Equity Holders, severally, but not jointly and severally, makes the representations and warranties set forth on EXHIBIT 1.1.

         1.2 PURCHASE PRICE. In consideration for the purchase and sale of the Company Common Stock, at the Closing, Medirisk shall (i) pay to the Representative on behalf of the Shareholders and Equity Holders $3,456,255.00 in the aggregate in cash by wire transfer or bank cashier's check at Closing, such amount to be allocated among the Shareholders and Equity Holders as set forth on
SCHEDULE 1.2 under the heading of "Cash Payable at Closing;" and (ii) deliver to the Shareholders and Equity Holders an aggregate of 129,166 unregistered shares of Common Stock of Medirisk (the "Medirisk Stock"), such Medirisk Stock to be allocated among the Shareholders and Equity Holders as set forth on SCHEDULE 1.2 under the heading of "Medirisk Stock Deliverable at Closing." In addition to such consideration deliverable at Closing, Medirisk shall pay to Representative, on behalf of the Shareholders and the Equity Holders, the Additional Consideration (as defined below) in accordance with Section 1.3 below. The consideration described in this Section 1.2 is collectively referred to as the "Purchase Price."

         1.3      ADDITIONAL CONSIDERATION.

         (a) For each of the Applicable Periods (as defined in SCHEDULE 1.3(A)) the Shareholders and Equity Holders shall be entitled to receive additional consideration (the "Additional Consideration") in an amount calculated in accordance with paragraph 1 of SCHEDULE 1.3(A).

         (b) The Additional Consideration shall be paid to the Representative on behalf of the Shareholders and Equity Holders as provided in
Section 1.3(c) below in cash by bank cashier's check or wire transfer. The Additional Consideration shall be allocated among the Shareholders and Equity Holders in accordance with the terms of the shareholder agreement among the Shareholders.

         (c) On or before March 31 of each of 1998 or 1999 and on or before June 30, 2000, Medirisk shall deliver to the Representative (as defined below) a statement (accompanied by supporting documentation and computations) setting forth whether any Additional Consideration has been earned with respect to the prior Applicable Period (the "Annual Computation"). Medirisk shall pay any Additional Consideration shown as due on the Annual Computation when the Annual Computation is delivered to the Representative. The Representative and her representatives shall have the right to review all work papers and procedures used to prepare the Annual Computation and shall have the right to perform reasonable procedures necessary to verify the accuracy thereof.

Unless the Representative notifies Medirisk in writing within 30 days after the delivery of the Annual Computation that she objects to the Annual Computation, which objection shall set forth in reasonable detail the basis for such objection, the Annual Computation shall become final, binding and conclusive upon the parties for purposes of this Agreement. If the Representative gives notice of such an objection, the parties shall reasonably endeavor to resolve all of such objections for a period of 15 business days. If the parties are unable to resolve such objections, any portion of the Additional Consideration that is not subject to the unresolved objection shall be paid, and items in dispute shall be resolved by the Atlanta, Georgia office of Deloitte & Touche LLP or another "Big Six" accounting firm reasonably acceptable to Medirisk and the Representative (the "Designated Accountant"). In connection with the foregoing, the Designated Accountant shall have reasonable access to all documents and facilities necessary in their judgment to perform their function. The parties shall use their commercially reasonable efforts to cause the Designated Accountant to resolve the dispute within 45 days. The determination of the Designated Accountant shall be final, binding and conclusive upon the parties for purposes of this Agreement. The fees and expenses of the Designated Accountant shall be borne one-half by Medirisk and one-half by the Shareholders. Within 10 business days after the determination by the Designated Accountant, the remainder of the Additional Consideration above the amount, previously paid, if any, shall be paid to the Representative on behalf of the holders of Company Common Stock with interest thereon from the date which is 45 days after Medirisk delivers the Annual Computation to the Representative until paid. Such interest shall accrue at a rate equal to the interest rate quoted by NationsBank N.A. for 90-day Certificates of Deposit in amounts of less than $100,000.00 on the day the undisputed amount is paid.

         (d) From the Closing Date through December 31, 1999, Medirisk shall operate and account for the CIVS Business Unit (as defined in SCHEDULE 1.3(A)) as a separate business unit and shall operate the CIVS Business Unit in accordance with the provisions of SCHEDULE 1.3(D).

         (e) Upon the occurrence of a Triggering Event (as defined in SCHEDULE 1.3(A)), Medirisk shall pay to the Shareholders and the Equity Holders as Additional Consideration the amount specified in paragraph 2 of SCHEDULE 1.3(A) as provided in such paragraph 2.


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.

         As to all representations other than those set forth in Sections 2.2 and 2.3(b), Willis, P. Gross, N. Gross, May and Shmerling, jointly and severally, and F. Gross, S. Gross, D. Gross, Allen, Obelensky and Wernick, severally, represent and warrant to Medirisk as follows, and as to the representations and warranties set forth in Sections 2.2 and 2.3(b), the Shareholders, severally only, represent and warrant to Medirisk as follows:

         2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets it now owns or leases. The Company is duly qualified to transact business and in good standing in the states listed on SCHEDULE 2.1, which are the only jurisdictions in which the failure to so qualify would have a material adverse effect on the Company. Included in SCHEDULE 2.1 are true and complete copies of the Company's Articles of Incorporation and Bylaws.

         2.2 AUTHORITY AND STATUS. Each Shareholder has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement (the "Transaction Documents") by each Shareholder constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         2.3      CAPITALIZATION; OWNERSHIP OF STOCK.

                  (a) The authorized capital stock of the Company consists of 5,000 shares of Common Stock, $0.01 par value per share, 1,320 of which are issued and outstanding and 28 of which are issued and not outstanding. All of the issued and outstanding Shares are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended, and all applicable state securities laws. Except as set forth on SCHEDULE 2.3, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Common Stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of Common Stock or any other capital stock of the Company.

         (b) Each Shareholder is the legal and beneficial owner of the number of shares of Stock reflected opposite his or her name on SCHEDULE 1.1, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

         2.4 SUBSIDIARIES, INVESTMENTS AND PREDECESSORS. Except as set forth on SCHEDULE 2.4, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on SCHEDULE 2.4 is a listing for the last five years of all predecessor companies of the Company, including the names of any and all entities from which the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on SCHEDULE 2.4, the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off, split-up or otherwise, any material assets or business of the Company.

         2.5      FINANCIAL STATEMENTS; LIABILITIES AND OBLIGATIONS OF THE
                  COMPANY.

                  (a) Attached as SCHEDULE 2.5 are true and complete copies of the Company's audited balance sheets as of December 31, 1994, December 31, 1995 and December 31, 1996 and the related statements of operations and cash flows for the fiscal years ending on December 31, 1994, December 31, 1995 and December 31, 1996 (the "Financial Statements"). Also attached as SCHEDULE 2.5 are true and complete copies of the Company's unaudited balance sheets as of January 31, 1997, February 28, 1997, March 31, 1997 and April 30,1997 and the related unaudited statements of operations and cash flows for the periods then ended and the fiscal year to date (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.5, the Financial Statements and the Interim Financial Statements are complete to the extent required by generally accepted accounting principles, have been prepared in accordance with generally accepted accounting principles (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal recurring year-end adjustments), fairly present in accordance with generally accepted accounting principles the Company's financial condition as of the dates thereof.

                  (b) Except as described in SCHEDULE 2.5, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements and
(iii) the liabilities and obligations of the Company under the contracts that are disclosed on SCHEDULE 2.11 or that by the terms of Section 2.11 are not required to be identified on SCHEDULE 2.11.

         2.6 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2.6, the execution and delivery of the Transaction Documents by each of Shareholders do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company;
(b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which the Company or any Shareholder in connection with the Company is a party or by which the Company, any Shareholder in connection with the Company or any of their respective properties in connection with the Company are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to the Company or any Shareholder or any of the Company's properties; (d) result in the creation of any lien upon any of the assets or business of the Company; or (e) have any impact on Medirisk's legal or contractual right after the Closing to conduct the business of the Company as being conducted by the Shareholders prior to the Closing.

         2.7 LITIGATION Except as set forth on SCHEDULE 2.7, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of each of the Shareholders and the Company, threatened against, or affecting, the Company; and to the knowledge of each of Shareholders and the Company, there exists no basis or grounds for any such suit, action, proceeding, claim or investigation. SCHEDULE 2.7 also contains a brief description of any suit, action, proceeding, claim or investigation involving the Company settled or otherwise concluded since January 1, 1992.

         2.8 PERMITS. The Company holds, and SCHEDULE 2.8 lists, all licenses, permits and other authorizations from all appropriate federal, state or other public authorities necessary for the conduct of the Company's business and the use of its assets, except where the failure to hold such license, permit or authorization would not have a material adverse effect on the Company or its business. The Company is conducting and has conducted its business so as to comply in all material respects with all applicable statutes, rules, ordinances, regulations, orders, injunctions, decrees or any other requirement of any governmental body, agency or authority binding on it, or relating to its property or business or its advertising, sales or pricing practices.

         2.9 TITLE TO ASSETS. Attached as SCHEDULE 2.9 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $500.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property). Except as set forth on SCHEDULE 2.9, the Company has good and valid title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except as disclosed or reserved in the Financial Statements or the Interim Financial Statements and except for liens for current taxes not yet due and payable.

         2.10     COMPUTER SOFTWARE, INTELLECTUAL PROPERTY.

         (a) Attached SCHEDULE 2.10(A) sets forth a complete and correct list and summary description of all trademarks, trade names, service marks, service names, brand names, registered copyrights and patents, registrations thereof and applications therefor, applicable to or used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, registered copyrights and patents reflected on SCHEDULE 2.10(A) as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on
SCHEDULE 2.10(A) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents as currently used in the Company's business without payment of any royalty or other fee, except as set forth on SCHEDULE 2.10(A). The Company is not currently in receipt of any notice of violation of, and the Company is not violating the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

         (b) Attached SCHEDULE 2.10(B) contains a complete and accurate list of the computer software, databases and other material intellectual property that are owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.10(B), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.10(B), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it is intended, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed to any other parties, except as set forth on SCHEDULE 2.10(B) and except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To the knowledge of each of the Shareholders and the Company, no such other party has breached any such obligation of confidentiality.

         (c) Attached SCHEDULE 2.10(C) contains a complete and accurate list of all computer software, databases and other material intellectual property that are used by the Company of which the Company is the licensee or lessee or the right to use which the Company has otherwise obtained (other than commercially available over-the-counter "shrinkwrap" software) (the "Licensed Software"). SCHEDULE 2.10(C) also sets forth a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, Sellers have delivered to Medirisk true and complete copies of all agreements under which Seller has the right to use Licensed Software. Except as described on SCHEDULE 2.10(C), the Company has the right and license to use, sublicense, modify and copy the Licensed Software to the extent used, sublicensed, modified or copied in the operation of the Company's business as of the date of this Agreement, free and clear of any limitations or encumbrances. The Company is in material compliance with all provisions of any license, lease or other similar agreement pursuant to which the Company has rights to use the Licensed Software. Except as disclosed on SCHEDULE 2.10(C), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of each of the Shareholders and the Company, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

         (d) The Owned Software and the Licensed Software constitute all software used in relation to the business of the Company (the "Company Software"). Attached SCHEDULE 2.10(D) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer programming services for the Company in connection with any of the Company Software. The consummation of the transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or impair Medirisk's ability to use the Company Software in the same manner as such Company Software is currently used by the Company, provided that Medirisk complies and causes the Company to comply with the terms of any agreements relating to the Company Software, and further provided that Medirisk acknowledges that the Company cannot control the actions of other parties to the license or similar agreements following the Closing. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of each of the Shareholders and the Company, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

         (e) The Company and, to the knowledge of each of the Shareholders and the Company, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in material compliance with such licensing or similar arrangements and are not in breach of their obligations with respect thereto. The Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less that the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

         (f) Except as set forth on SCHEDULE 2.10(F), the Company has granted no marketing rights in the Company Software to any third party, and all marketing rights granted by any third party to the Company have been granted exclusively to the Company. SCHEDULE 2.10(F) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties, except for those agreements already identified in other parts of this
Section 2.10.

         (g) Notwithstanding any other provisions of this Agreement, the Company makes no representation or warranty that the operation of any Company Software will be uninterrupted or error free; provided that to the knowledge of the Company and the Shareholders, there exists no "bug" or other defect in the Company Software that is reasonably likely to cause a material adverse effect on the operation of the Company's business. Medirisk acknowledges that computer software and databases, by their nature, are likely to have immaterial bugs and nonconformities that may cause temporary interruptions or errors.

         2.11     CONTRACTS.

                  (a) Attached as SCHEDULE 2.11 is a true and correct list of all contracts, agreements and other instruments to which the Company is a party under which the aggregate liability of, or benefit to, the Company could reasonably be expected to exceed $1,000.00, including without limitation contracts, agreements and other instruments concerning the following matters (collectively the "Company Agreements"):

         (i) the lease (as lessee or lessor) or license (as licensee or licensor) of any real or personal property (tangible or intangible);

         (ii) the employment, termination, severance or engagement of or with respect to any officer, director, employee, consultant or agent;

         (iii) any arrangement between or among the Company, its affiliates, the Shareholders, any director, officer or employee thereof and/or related persons, including without limitation loans, guarantees and credit arrangements;

         (iv) any arrangement limiting the freedom of the Company to compete in any manner in any line of business or requiring the Company to share profits;

         (v) any arrangement that could reasonably be anticipated to have a material adverse effect on the Company, financial or otherwise;

         (vi)     any arrangement not in the ordinary course of business;

         (vii) any power of attorney, whether limited or general, granted by or to the Company;

         (viii) any other arrangement that requires performance for a period of more than 30 days or that requires payments in excess of $1,000.00;

         (ix) any loan agreement, contract or other arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third party obligation;

         (x) any agreement or arrangement involving intellectual property rights (other than contracts entered into in the ordinary course of business with customers and "shrink-wrap" software licenses);

         (xi) any contract or arrangement relating to the provision of data processing, network communication or other technical services to or by the Company or any affiliate thereof; and

         (xii) any contract or arrangement relating to the provision, purchase or sale of goods or services, other than contracts entered into in the ordinary course of business and involving payments not in excess of $1,000.00.

                  (b) Except as set forth on SCHEDULE 2.11, (a) the Company Agreements are valid and effective in accordance with their terms, and (b) there is not under any Company Agreement (i) any existing or claimed default by the Company or (ii) to the knowledge of the Company and the Shareholders, any existing or claimed default by any other party. There is no actual or, to the knowledge of the Company and the Shareholders, threatened termination, cancellation or limitation of any Company Agreements. To the knowledge of the Company and the Shareholders, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements.

         2.12     TAXES.

         (a) The Company has timely and accurately filed all federal, state, foreign and local tax and information returns and reports it was required to file prior to the date hereof and has timely paid or has accrued on its financial statements amounts sufficient to pay all taxes, including, without limitation, any and all income, sales, use, withholding and excise taxes (collectively "Taxes") owed for all periods prior to Closing. Attached hereto as
SCHEDULE 2.12 are true and correct copies of all Federal and state tax and information returns or reports filed by the Company prior to the date of this Agreement and a list of all jurisdictions in which any taxes are paid, which list reflects the type of tax paid, the tax identification number under which such taxes are paid, and the periods for which such taxes have been paid. No liens have been filed and no claims are being asserted or, to the knowledge of each of the Shareholders and the Company, might be asserted with respect to any Taxes. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. No returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination. Since its formation, the Company has at all times been a Subchapter S corporation within the meaning of the Code and corresponding provisions of any applicable state law. Neither the Company nor any Shareholder has taken any action that could have the result of causing the termination, revocation or denial of the Company's election to be treated as a Subchapter S corporation.

         (b) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom and the Company has paid the same to the proper tax depositories or collecting authorities.

         (c) All ad valorem property taxes for years prior to 1997 imposed on the Company with respect to, or which may become a lien on, its assets have been paid in full.

         2.13 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.13 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement that involves the expenditure of more than $500.00 per year, agreement or understanding that involves the expenditure of more than $500.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), currently or previously adopted, maintained, sponsored or contributed to by the Company for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in compliance with the provisions of ERISA, all provisions of the Code , all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA).

         2.14 CUSTOMERS. Attached as SCHEDULE 2.14 is a true and correct list of all of the customers doing business with the Company during 1995 and 1996 and to date in 1997 setting forth as to each such customer its name, address, telephone number and principal person of contact. Neither the Company nor any Shareholder has received any written notice, or has any reason to believe, that any such customer has taken or contemplates taking steps that could terminate or otherwise disrupt the business relationship of the Company with such customer.

         2.15 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.15 lists (i) the names and titles of all directors and officers of the Company, and (ii) the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

         2.16     INTERESTED TRANSACTIONS.

                  (a) Except as set forth on SCHEDULE 2.16, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company);

                           (i)      Any director or officer of the Company or
any of the Shareholders;

                           (ii)     Any of the spouses, parents, siblings,
children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (i); or

                           (iii)    Any corporation, trust, partnership or other
entity in which any of the persons described in clauses (i) or (ii) is an employee, officer, shareholder or partner or has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two percent of the equity interest).

                  (b) Except as set forth on SCHEDULE 2.16, none of the Shareholders is an employee, consultant, partner, principal, officer, director or shareholder of any business or entity (other than the Company or a corporation whose shares are publicly traded and in which such Shareholder beneficially owns in the aggregate no more than a two percent equity interest) which is engaged in a business similar to the business of the Company.

         2.17 ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, except as set forth on SCHEDULE 2.17: (a) the Company has operated its business in the ordinary course; (b) there has not been any change in the business, financial condition or results of operations of the Company that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Company's assets that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (d) except as disclosed in SCHEDULE 2.14, no customer has canceled, discontinued or given written notice of its intention to cancel, discontinue or substantially reduce its business with the Company other than upon completion of a specific project or termination of a contract that was by nature not expected to recur; (e) except as disclosed in SCHEDULE 2.11, Seller is not in default and, to the knowledge of each of the Company and the Shareholders, no customer is in default, under the Company's contracts with any customer, and each such contract is in full force and effect on the date of this Agreement, and such customer contracts contain no material changes from the standard form of agreement used by the Company (including, without limitation, any deviation from the standard warranties or limitation of the Company's liability); (f) the Company has not declared or paid any dividends or made any other distribution of its assets; (g) the Company has maintained and kept its business properties and facilities in good condition, repair and working order, reasonable wear and tear excepted, and insured for liability and property damages in commercially reasonable amounts; (h) the Company has used its reasonable best efforts to preserve intact its business and to retain the service of its employees, agents and consultants involved with or employed by the Company; (i) the Company has not entered into, assumed or made any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of the Company except in the ordinary course of business consistent with past practices; and (j) except for mailing invoices in the ordinary course of business, the Company has not contacted any customer regarding collection of any account receivable and has not discounted any account receivable.

         2.18 ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable outstanding as of the date of the Interim Financial Statements are, and the accounts receivable of the Company outstanding as of the Closing Date will be,
(i) valid and genuine accounts receivable arising only out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of the Company's business consistent with past practice;
(ii) subject to no asserted defenses, counterclaims or rights of setoff, and
(iii) collectible within 90 days after billing at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Interim Financial Statements. Except as set forth on SCHEDULE 2.18, no accounts payable of the Company are, as of the date of this Agreement, over 30 days old.

         2.19     EMPLOYMENT AND LABOR MATTERS.

                  (a) SCHEDULE 2.19(A) sets forth (i) the number of all full-time and part-time employees of the Company; and (ii) the number of independent contractors utilized by the Company. The Company has provided to Medirisk a schedule showing the name and current compensation paid to each independent contractor, employee of or consultant to the Company.

                  (b) To the knowledge of each of the Company and the Shareholders, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (c)      Except as disclosed on SCHEDULE 2.19(C):

                           (i)      There are no charges, governmental audits,
investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of each of the Company and the Shareholders, threatened before any federal, state or local agency or court, and, to the knowledge of each of the Company and the Shareholders, no basis for any such matter exists;

                           (ii)     The Company is not a party to any union or
collective bargaining agreement, and, to the knowledge of each of the Company and the Shareholders, no union attempts to organize the employees of the Company have been made, and no such attempts now threatened; and

                           (iii)    the Company has not experienced any
organized slowdown, work interruption, strike, or work stoppage by its employees.

         2.20 INSURANCE. Except as described on SCHEDULE 2.20, all of the assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and SCHEDULE 2.20 contains a list of all policies of insurance currently in force with respect to the Company and its assets and business.

         2.21 ENVIRONMENTAL MATTERS. To the knowledge of each of the Company and the Shareholders and except as set forth in SCHEDULE 2.21, there is no present or past Environmental Condition in any way relating to the business, properties or assets of the Company. "Environmental Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any work places or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the Assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

         2.22 COMPANY PRODUCTS AND SERVICES. The Company's products and services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three years any written claim made against the Company by any customer of the Company or by any other person alleging that any product or service of the Company (including each version thereof that has been licensed or otherwise made available by the Company to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of each of the Company and the Shareholders, there is not a reasonable basis for any such claim. No material product liability or warranty claims have been communicated in writing to or threatened in writing against the Company. To the knowledge of each of the Company and the Shareholders, the Company's products and services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company's products and services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of each of the Company and the Shareholders, the design and function of the Company's products and services ensure year 2000 A.D. functionality and include, but are not limited to, date data century recognition, calculations that accommodate same century and multicentury formulas and date values, and date data interface values that reflect the century.

         2.23 SCHEDULES. Matters disclosed on each Schedule shall, unless expressly provided in this Agreement or in such Schedule, be deemed disclosed for purposes of the matters to be disclosed on such Schedule and any other Schedule on which the same or substantially the same disclosure is required, provided that the disclosure in the Schedule is sufficiently detailed to permit a reasonable reader to know such disclosure related to the matters required to be disclosed on such other Schedule.

         2.24 CORRECTNESS OF REPRESENTATIONS. No representation or warranty of the Shareholders in this Agreement or in any Exhibit or Schedule attached hereto, when read as a whole with this Agreement and all other Exhibits, certificates and Schedules, contains, or on the Closing Date will contain, any untrue statement of material fact or omits, or on the Closing Date will omit, to state any fact necessary in order to make the statements contained therein not misleading in any material respect.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MEDIRISK.

         Medirisk represent and warrants to the Shareholders as follows:

         3.1 ORGANIZATION AND STANDING. Medirisk is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the full power and authority to carry on its business in the places and as it is now being conducted.

         3.2 AUTHORITY AND STATUS. Medirisk has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Medirisk in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Medirisk, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.3, the execution and delivery of the Transaction Documents by Medirisk do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Medirisk; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which Medirisk is a party or by which any of Medirisk's properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Medirisk or any of Medirisk's properties; or (d) result in the creation of any lien upon any of the assets or business of Medirisk.

         3.4 SEC FILINGS. True, correct and complete copies of the following documents have been made available to the Shareholders: (i) Medirisk's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission (the "SEC"); and (ii) Medirisk's Quarterly Report on Form 10-Q for the three-month period ended March 31, 1997, as filed with the SEC (collectively the "SEC Reports"). Since March 31, 1997,
(i) there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, business or operations of Medirisk that is unique to the business of Medirisk and its consolidated subsidiaries and (ii) no litigation has been filed naming Medirisk as a defendant, counter-defendant or cross-defendant. Each of the SEC Reports has been duly filed and, when filed, was in compliance in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder applicable to such SEC Report. Each of the SEC Reports was complete and correct in all material respects as of its date and, as of its date, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.5 CAPITALIZATION. The authorized capital stock of Medirisk consists of (i) 20,000,000 shares of Common Stock, $0.001 par value, 4,034,619 of which were outstanding as of June 16, 1997 and (ii) 1,000,000 shares of Preferred Stock, $0.001 par value, none of which are outstanding as of the date of this Agreement. All of the issued and outstanding shares of Medirisk Stock are duly and validly issued and outstanding, and are fully paid and nonassessable. Except as set forth in the SEC Reports, as of March 31, 1997, there were no outstanding warrants, options, rights, calls or other commitments of any nature relating to the Medirisk Stock, and, except as so set forth, there are no outstanding securities of Medirisk that are convertible into or exchangeable for shares of Medirisk Stock.

                                   ARTICLE IV
                           COVENANTS AND UNDERTAKINGS

         4.1      COVENANT NOT TO COMPETE. At Closing, each of Willis, P. Gross,
N. Gross, May and Shmerling will enter into a Covenant Not to Compete with Medirisk and the Company substantially in the form of attached EXHIBIT A (the "Covenants Not to Compete").

         4.2 EMPLOYMENT AGREEMENT. At Closing, Willis, P. Gross, Medirisk and the Company shall enter into an Employment Agreements substantially in the forms of attached EXHIBITS B and C (the "Employment Agreements").

         4.3 INVESTMENT LETTER. At Closing, each Shareholder and each Equity Holder who is to receive Medirisk Stock at Closing will execute and deliver to Medirisk an investment letter with respect to the Medirisk Stock to be delivered to such Shareholder at Closing substantially in the form of attached EXHIBIT D (the "Investment Letter").

         4.4 SHAREHOLDER CONSENT. Each Shareholder and each Equity Holder shall execute and deliver a Shareholder Consent and Power of Attorney substantially in the form of attached EXHIBIT E (the "Shareholder Consent") appointing Willis to act as his, her or its attorney-in-fact for purposes of this Agreement and the obligations and covenants of such Seller hereunder. In such capacity Willis (and any successor of Willis in such capacity as provided in the Shareholder Consent) is referred to in this Agreement as the "Representative."

         4.5 CONSENTS AND APPROVALS. Each Shareholder agrees to use his, her or its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Shareholder is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

         4.6 CONDUCT OF THE BUSINESS PRIOR TO CLOSING. Except with the written consent of Medirisk and except as may be required to effect the transactions contemplated by this Agreement, between the date of this Agreement and the earlier of (i) Closing and (ii) the termination of this Agreement, the Shareholders will cause the Company to (a) make no distributions of its assets;
(b) conduct the operations of the Company in the ordinary course of business;
(c) keep and maintain the properties and facilities of the business of the Company in good condition, repair and working order, reasonable wear and tear excepted, and fully insured for liability and property damages; (d) use its reasonable best efforts to preserve intact the business of the Company; (e) use its reasonable best efforts to retain the service of its employees, agents and consultants involved with or employed by the Company on terms and conditions not less favorable than those existing prior to the execution of this Agreement; (f) cooperate with Medirisk's representatives (without disclosure of this Agreement or the contemplated sale to Seller's employees, customers or suppliers without the consent of Medirisk) in reviewing facts and establishing and implementing procedures necessary to effect the transactions contemplated by this Agreement;
(g) conduct its activities in a manner consistent with this Agreement; (h) not enter into, assume or make any contract, loan, license, designation, loan commitment, purchase, sale or disposition of assets of Seller outside the ordinary course of business; (i) except for mailing invoices in the ordinary course of business, not contact any customer regarding collection of any account receivable and not discount any account receivable; (j) not declare any dividend or distribution; and (k) promptly advise Medirisk in writing of any material adverse change in the Company's financial condition or business affairs.

         4.7 TERMINATION OF EMPLOYMENT AGREEMENTS. Each Shareholder agrees that any employment or management agreement to which he, she or it is a party with the Company is hereby terminated effective at the Closing, and the Company will have no liability or obligation thereunder of any nature or kind from and after the Closing Date.

         4.8 RESIGNATIONS. As of the Closing Date, each Shareholder hereby resigns as a director of the Company and hereby resigns from any officer positions held by such Shareholder with the Company.

         4.9 REGISTRATION RIGHTS AGREEMENT. At Closing, each Shareholder and each Equity Holder who is to receive Medirisk Stock at Closing and Medirisk will enter into a Registration Rights Agreement substantially in the form of attached EXHIBIT F (the "Registration Rights Agreement").

         4.10 COMPANY REPORTS. Medirisk agrees that it will file the reports required to be filed by Medirisk under the Securities Act of 1933 (the "Securities Act") and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Shareholders to sell the Medirisk Stock included in the Purchase Price without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the reasonable request of a Shareholder, Medirisk will deliver to such Shareholder a written statement as to the status of the filings made by Medirisk with the SEC with copies of such filings.

                                    ARTICLE V
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF MEDIRISK

         The obligations of Medirisk to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Shareholders in this Agreement shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except to the extent that any representation or warranty contained herein is made as of a specified date, in which case such representation or warranty shall be true and correct as of such date. Each Shareholder shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by such Shareholder on or prior to the Closing Date. Each Shareholder shall deliver to Medirisk a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 5.1.

         5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the judgment of Medirisk, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

         5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

         5.4 CONSENTS. The Shareholders shall have delivered to Medirisk the written consents of third parties and all governmental consents and approvals, if any, referred to in Section 4.5 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Medirisk and its counsel.

         5.5 GOOD STANDING CERTIFICATE. Medirisk shall have received a Certificate of Existence or Good Standing from the State of Maryland, and from each other state in which the Company is qualified to transact business as a foreign corporation, with respect to the Company as of the most recent practical date prior to the Closing Date.

         5.6 DUE DILIGENCE. Medirisk shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

         5.7 OPINION OF COUNSEL. Medirisk shall have received an opinion of counsel to the Company and the Shareholders substantially in the form of attached EXHIBIT G.

                                   ARTICLE VI
                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SHAREHOLDERS TO CLOSE

         The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Medirisk in this Agreement shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except to the extent that any representation or warranty is made as of a specified date in which case such representation or warranty shall be true and correct as of such date. Medirisk shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date. Medirisk shall deliver to the Shareholders a certificate, dated the Closing Date, as to the satisfaction of the conditions set forth in this Section 6.1.

         6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.

         6.3 GOOD STANDING CERTIFICATE. The Representative shall have received a Certificate of Existence or Good Standing from the State of Delaware, with respect to Medirisk as of the most recent practical date prior to the Closing Date.

                                   ARTICLE VII
                                    CLOSING.

         7.1      TIME AND PLACE OF CLOSING.

                  (a) The closing (the "Closing") of the transactions contemplated by this Agreement will be held on June 19, 1997 or such other date as the parties may agree. The Closing shall commence at 8:00 a.m. at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date." Unless the parties otherwise agree in writing, the transactions contemplated by this Agreement will be deemed closed as of 12:01 a.m. on the day after the Closing Date.

                  (b) The parties hereto agree that should the Closing occur, the effective time and date of the transactions solely for accounting purposes shall be 12:01 a.m., Eastern Daylight Time on June 1, 1997. By way of explanation, the parties intend, in light of the control of the business of the Company exerted by Medirisk, after May 31, 1997, the operations of the business of the Company (including without limitation the revenue and expenses thereof) shall be for the benefit of Medirisk. The parties acknowledge that while for accounting purposes the effective date of the transaction shall be June 1, 1997, no obligations that accrue under contracts or agreements prior to the Closing Date and no accrued liabilities of the Company shall be assumed, directly or indirectly, by Medirisk except as and when the transactions contemplated by this Agreement are consummated, that no employees or other agents of the Company shall directly or indirectly become employees or other agents of Medirisk for any period prior to the Closing Date, and that all covenants, representations and warranties in the certificates to be provided by the Shareholders pursuant to Section 5.1 shall be made and dated as of the Closing Date.

         7.2      TRANSACTIONS AT CLOSING. At the Closing:

                  (a) Each of the Shareholders shall deliver to Medirisk the certificates for the Company Common Stock held by such Shareholder, duly endorsed for transfer or accompanied by blank stock powers;

                  (b) The Shareholders shall deliver or cause to be delivered to Medirisk Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5, and Medirisk shall deliver to the Representative a Certificate of Good Standing of Medirisk, as of the most recent practicable date, as contemplated by Section 6.3;

                  (c) As contemplated by Section 4.1, each of Willis, P. Gross, N. Gross and Shmerling shall execute and deliver to Medirisk the Covenants Not to Compete;

                  (d) As contemplated by Section 4.2, Willis and P. Gross shall execute and deliver to Medirisk and the Company the Employment Agreements;

                  (e) As contemplated by Section 4.3, each of the Shareholders shall execute and deliver to Medirisk an Investment Letter;

                  (f) As contemplated by Section 4.4, each of the Shareholders shall execute and deliver to Medirisk a Shareholder Consent;

                  (g) The Representative, on behalf of the Shareholders, shall execute and deliver the certificate contemplated by Section 5.1, and Medirisk shall execute and deliver the certificate contemplated by Section 6.1;

                  (h) As contemplated by Section 4.9, each of the Shareholders shall execute and deliver to Medirisk the Registration Rights Agreement;

                  (i) Medirisk pay an aggregate of $3,456,255.00 by bank cashier's check or wire transfer to the Representative on behalf of the Shareholders and Equity Holders, as provided in Section 1.2;

                  (j) Medirisk shall reasonably promptly following the Closing cause its transfer agent, SunTrust Bank to deliver share certificates for the Medirisk Stock, as provided in Section 1.2;

                  (k) Medirisk shall execute and deliver the Covenants Not to Compete as specified in Section 4.1;

                  (l) Medirisk shall, and shall cause the Company to, execute and deliver to Willis and P. Gross the Employment Agreements; and

                  (m) Medirisk shall execute and deliver the Registration Rights Agreement as specified in Section 4.9.

         7.3 TRANSACTIONS FOLLOWING CLOSING. Within 60 days after Closing Medirisk and the Shareholders shall, and shall use commercially reasonable efforts to cause the Indemnity Escrow Agent (as defined below) to, execute and deliver the Indemnity Escrow Agreement (as defined below) as specified in
Section 8.4.


                                  ARTICLE VIII
         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION.

         8.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND MEDIRISK AND INDEMNITY. (a) All representations, warranties, agreements, covenants and obligations made or undertaken by Medirisk and the Shareholders in this Agreement or in any document or instrument executed and delivered pursuant hereto shall survive the Closing hereunder and shall not merge in the performance of any obligation by any party hereto.

                  (b) Subject to the provisions of this Article VIII, each of Willis, P. Gross, N. Gross, May and Shmerling, jointly and severally (as to the representations and warranties which they make jointly and severally, and severally as to the representations and warranties in Section 2.2 and 2.3(b) which they make severally only), and each of F. Gross, S. Gross, D. Gross, Allen, Obelensky and Wernick, severally only, agrees to indemnify and hold Medirisk and the Company harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by Medirisk or the Company arising from any misrepresentation by, or breach of any covenant or warranty of, any Shareholder contained in this Agreement, or any misrepresentation in any certificate or other instrument specifically provided herein to be furnished by any Shareholder.

                  (c) Subject to the provisions of this Article VIII, Medirisk agrees to indemnify and hold each Shareholder harmless from and against all liability, loss, damage or injury and all reasonable costs and expenses (including reasonable counsel fees and costs of any suit related thereto) suffered or incurred by such Shareholder arising from any misrepresentation by, or breach of any covenant or warranty of, Medirisk contained in this Agreement or any misrepresentation in or omission from any certificate or instrument specifically provided herein to be furnished by Medirisk.

         8.2 NOTICE OF ASSERTED LIABILITY. Promptly after receipt by an indemnified party hereunder of notice of any demand, claim or circumstances which, with or without the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a loss subject to indemnification under this Agreement, such indemnified party shall give notice thereof (the "Claims Notice") to the indemnifying party. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary) of the loss that has been or may be suffered by such indemnified party.

         8.3 OPPORTUNITY TO DEFEND. The indemnifying party may elect (with the Shareholders being deemed one indemnifying party that acts through the Representative in making such election and taking all other actions specified in this Article VIII) to compromise or defend, at their or its own expense and by their or its own counsel, any Asserted Liability; provided, however, that the indemnifying party may not compromise or settle any Asserted Liability without the consent of the indemnified party unless such compromise or settlement requires no more than a monetary payment for which the indemnified party hereunder is fully indemnified or involves other matters not binding upon the indemnified party and such compromise or settlement includes an unconditional release of the indemnified party. If the indemnifying party elects to compromise or defend such Asserted Liability, the Representative or Medirisk shall within 10 business days after receipt of notice thereof (or sooner, if the nature of the Asserted Liability so requires) notify the indemnified party of her or its intent to do so, and the indemnified party shall cooperate, at the expense of the indemnifying party with respect to out-of-pocket expenses of the indemnified party, in the compromise of or defense against such Asserted Liability. The assumption of the defense of a matter by an indemnifying party shall be deemed an admission by such indemnifying party of its obligation to indemnify the indemnified party hereunder with respect to such claim. If the indemnifying party elects not to compromise or defend the Asserted Liability, fails to notify the indemnified party of her or its election as herein provided or contests her or its obligation to indemnify, the indemnified party or parties may pay, compromise or defend such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation. In any event, the indemnified party and the indemnifying party may participate in the defense of such Asserted Liability in respect of any Asserted Liability for which the indemnifying party may have an indemnification obligation; provided that if the indemnifying party assumes the defense and compromise of such Asserted Liability as provided above, then the indemnified party shall bear any expenses incurred in participating in such defense from and after the assumption of the defense thereof by the indemnifying party.

         8.4 WITHHOLDING AND OFFSET. In addition to any other rights or remedies Medirisk may have, it shall be entitled to (i) withhold from the payments due under Section 1.3 the amount of any and all liabilities, losses, damages, injuries, costs, expenses and counsel fees that it has sustained or that it reasonably believes may be sustained on account of such individual indemnified loss in excess of $100,000.00 that Medirisk reasonably believes in good faith is likely on account of a specific written allegation made by or against Medirisk or the Company on account of a claim by or against a third party and (ii) to offset from such withheld amount any amount ultimately determined to be due and owing to Medirisk or the Company by way of indemnification pursuant to this Article VIII. Medirisk shall not be liable for breach of this Agreement on any amounts so withheld and set off. Notwithstanding the foregoing, if Medirisk withholds payments due under Section 1.3, Medirisk shall pay to the Indemnity Escrow Agent all said amounts withheld on the date on which such payment is due under Section 1.3, said amount to be held and disbursed in accordance with the terms of the Indemnity Escrow Agreement. Within 60 days after Closing, Medirisk, the Shareholders and NationsBank N.A. (the "Indemnity Escrow Agent") shall enter into an Indemnity Escrow Agreement (the "Indemnity Escrow Agreement") substantially in the form of EXHIBIT H attached hereto.

         8.5 NO CLAIM AGAINST COMPANY. Since following the Closing the Company will be owned by Medirisk, the parties agree that the Shareholders will have no right of reimbursement or contribution against the Company on account of any indemnified loss hereunder, and any liability, loss, damage or injury suffered or incurred by the Company against which Medirisk is indemnified and held harmless as provided in Section 8.1 of this Agreement shall be deemed suffered by Medirisk, which shall, either independently or jointly with the Company, be entitled to enforce such indemnity.

         8.6      LIMITATIONS.

                  (a) Notwithstanding the provisions of Section 8.1(b) above, the Shareholders shall not be required to make any indemnification payments under Section 8.1(b) until the aggregate amount of losses suffered by Medirisk and the Company that are subject to indemnification under such Section exceed $50,000.00 (the "Minimum Indemnity Amount"), at which time claims may be asserted only for the amount of losses in excess of such Minimum Indemnity Amount. Notwithstanding the provisions of Section 8.1(c) above, Medirisk shall not be required to make any indemnification payments under Section 8.1(c) until the aggregate amount of losses suffered by Shareholders that are subject to indemnification under such Section exceed the Minimum

Indemnity Amount, at which time claims may be asserted only for the amount of losses in excess of such Minimum Indemnity Amount.

                  (b) Notwithstanding the provisions of Section 8.1(b) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in
Article I or Sections 2.1, 2.2, 2.3, 2.9. 2.12 and 2.13, the maximum aggregate liability of Shareholders for indemnification under this Agreement shall be equal to the Purchase Price. There shall be no maximum aggregate liability amount for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Article I or Sections 2.1, 2.2, 2.3, 2.9, 2,12 and 2.13.

                  (c) Notwithstanding the provisions of Section 8.1(c) above, and except for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in
Article I, SCHEDULE 1.3(D) or Sections 3.1 and 3.2, the maximum aggregate liability of Medirisk for indemnification under this Agreement shall be equal to the Purchase Price. There shall be no maximum aggregate liability amount for any liability, loss, damage, injury or claim resulting from a breach of the covenants, representations and warranties set forth in Article I, SCHEDULE 1.3(D) and Sections 3.1 and 3.2.

                  (d) Notwithstanding the provisions of Section 8.1 above, no claim for indemnification under this Agreement may be made after June 30, 1999 unless notice of such claim or the facts underlying it is given to the indemnifying party prior to June 30, 1999; provided, however, that the foregoing restriction shall not apply with respect to (i) any liability, loss, damage, injury or claim by Medirisk resulting from a breach of the covenants, representations and warranties set forth in Article I and Sections 2.1, 2.2, 2.3, 2.9, 2.12 or 2.13, and (ii) any liability, loss, damage, injury or claim by the Shareholders resulting from a breach of the covenants, representations and warranties set forth in Article I, SCHEDULE 1.3(D) and Sections 3.1 and 3.2; provided, further, that any claim based upon any of the matters described in subsection (i) or (ii) may be brought at any time, subject to any applicable statutes of limitation.

                  (e) Notwithstanding any provision of this Article VIII to the contrary, F. Gross, S. Gross, D. Gross, Allen, Obelensky and Wernick shall be obligated to indemnify Medirisk and the Company severally only, and not jointly and severally, and as such as provided in Section 8.8, their obligation to indemnify shall be limited to their proportionate share of any indemnified claim and shall be limited to the portion of the Purchase Price actually received by them.

         8.7      EXCLUSIVE REMEDY. From and after Closing, the terms of this
Article VIII shall provide the exclusive remedies of all parties hereto with respect to any claims arising out of or related to any and all breaches of representations, warranties, covenants or agreements contained in this Agreement, or in any documents or instruments delivered in connection with the consummation of the transactions contemplated by this Agreement;

provided, however, that the foregoing shall not prohibit or limit the right of any party to seek damages with respect to, or equitable relief on account of,
(i) the provisions of the Covenants Not to Compete, the Employment Agreements and the Registration Rights Agreement, (ii) the provisions of Section 1.3 or
SCHEDULE 1.3(D), or (iii) any fraud or intentional misrepresentation in connection with this Agreement.

         8.8 PURSUIT OF SHAREHOLDERS. Willis, P. Gross, N. Gross, May and Shmerling acknowledge and agree that their indemnity obligation as to certain representations and warranties is joint and several; provided, however, that Purchaser agrees that the obligation of May and Shmerling to indemnify Medirisk and the Company shall in all events be limited to the Purchase Price actually received by them. Notwithstanding anything to the contrary herein, the indemnity obligation of F. Gross, S. Gross, D. Gross, Allen, Obelensky and Wernick is several, and each shall in no event be liable to indemnify Medirisk and the Company for more than his or her Pro Rata Share (as defined below) of any indemnified loss. Medirisk agrees that it shall, and shall cause the Company to, use reasonable efforts to collect from each Shareholder, such Shareholder's Pro Rata Share of each indemnified loss, to the extent such loss is not satisfied by offset under Section 8.4 above. For purposes of this Section 8.8, each Shareholder's "Pro Rata Share" is the percentage set forth opposite such Shareholder's name on SCHEDULE 1.1.

                                   ARTICLE IX
                                   TERMINATION

         9.1 METHOD OF TERMINATION. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

                  (a) By the mutual consent of the Representative and Medirisk;

                  (b) By the Representative after June 30, 1997 if Medirisk shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein;

                  (c) By Medirisk after June 30,1997, if any Shareholder shall (i) fail to perform in any material respect his, her or its agreements contained herein required to be performed by him, her or it on or prior to the Closing Date, or (ii) materially breach any of his, her or its representations, warranties or covenants contained herein;

                  (d) By the Representative or Medirisk at any time after July 31, 1997, if the Closing shall not have occurred for any reason on or prior to July 31,1997.

                  (e) By either Medirisk or the Representative if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Medirisk, the Company or any Shareholder, which prohibits or restrains Medirisk, the Company and/or any Shareholder from consummating the transactions contemplated hereby, provided that Medirisk and the Shareholders shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 15 days after entry, by any such court or governmental or regulatory agency.

         9.2 NOTICE OF TERMINATION. Notice of termination of this Agreement, as provided for in this Article IX, shall be given by the parties so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

         9.3 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9.1 hereof, this Agreement shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement; and, provided the Agreement was not terminated pursuant to subparagraph (b) or (c) of Section 9.1, no party (or any of its officers, directors, employees, agents, representatives or shareholders) shall be liable to any other party for any costs, expenses, damages (direct or indirect) or loss of anticipated profits. If, however, this Agreement is terminated pursuant to subparagraphs (b) or (c) of Section 9.1, this Section 9.3 shall not relieve a breaching or defaulting party from any liability to the other party.

         9.4 RISK OF LOSS. The Company and the Shareholders shall bear all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement through the Closing. If the condemnation, destruction, loss or damage is such that the business of the Company is interrupted or curtailed or the assets of the Company are materially affected, then Medirisk shall have the right to terminate this Agreement. If the condemnation, destruction, loss or damage is such that the business is neither interrupted nor curtailed or the assets are not materially affected, or if the business of the Company is curtailed or interrupted or the assets are materially affected and Medirisk nevertheless forgoes the right to terminate this Agreement, then the Purchase Price shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance proceeds are not sufficient to cover such destruction, loss or damage. If Medirisk, on the one hand, and the Shareholders, on the other, are unable to agree upon the amount of such adjustment, then the dispute shall be resolved jointly by the independent accounting firms then employed by the Company and Medirisk, and if said accounting firms do not agree, they shall appoint the Designated Accountant to make such determination, whose determination of the dispute shall be final and binding. The fees and expenses of the Designated Accountant shall be borne one-half by Medirisk and one-half by Shareholders.

                                    ARTICLE X
                               GENERAL PROVISIONS.

         10.1 NOTICES. (a) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                  If to any Shareholder:

                                    Judith B. Willis, Representative
                                    10709 Meadowhill Road
                                    Silver Spring, Maryland  20901
                                    Facsimile #:  (301) 231-0192

                                    with a copy (which shall not constitute
                                    notice) to:

                                    Piper & Marbury L.L.P.
                                    1200 Nineteenth Street, N.W.
                                    Washington, D.C. 20036-2430
                                    Attention:  Edwin M. Martin, Jr., Esq.
                                    Facsimile #:  (202) 223-2085

                  If to Medirisk:

                                    Medirisk, Inc.
                                    Two Piedmont Center, Suite 400
                                    3565 Piedmont Road
                                    Atlanta, Georgia 30305-1502
                                    Attn:  Chief Financial Officer
                                    Facsimile #:  (404) 364-6703

                                    with a copy (which shall not constitute
                                    notice) to:

                                    Alston & Bird LLP
                                    1201 West Peachtree Street
                                    Atlanta, GA  30309
                                    Attn:  Douglas B. Chappell, Esq.
                                    Telephone:  (404) 881-7551
                                    Facsimile:    (404) 881-7777

                  (b) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (c) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 BROKERS. Medirisk represents and warrants to the Shareholders, and the Shareholders jointly and severally represent and warrant to Medirisk, that, except as disclosed in SCHEDULE 10.2, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

         10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The Shareholders agree that the Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby and that, if the Company pays any such expenses, Shareholders shall promptly reimburse the Company for any amount so paid.

         10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. No assignment or delegation by Medirisk of its rights or obligations hereunder shall have the effect of releasing Medirisk from such obligations, and Medirisk shall at all times remain fully liable hereunder.

         10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including counterparts delivered initially by facsimile and followed by original), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         10.12 WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ALL RIGHT TO TRIAL BY JURY OF ALL CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS IS A WAIVER OF A LEGAL RIGHT AND THAT HE, SHE OR IT HAS MADE THIS WAIVER VOLUNTARILY AND KNOWINGLY AFTER CONSULTATION WITH, OR THE OPPORTUNITY TO CONSULT WITH, COUNSEL OF ITS CHOICE EACH PARTY AGREES THAT ALL SUCH CLAIMS, DEFENSES, COUNTERCLAIMS AND SUITS SHALL BE TRIED BEFORE A JUDGE OF A COURT OF COMPETENT JURISDICTION WITHOUT A JURY.

         10.13 PUBLIC ANNOUNCEMENTS. Except as may otherwise be agreed to by Medirisk and the Representative, no publicity regarding the transactions contemplated hereby shall be made by any party, except as required by law, and except as contemplated below. The Shareholders acknowledge and agree that Medirisk is required to issue a press release concerning the transactions contemplated by this Agreement and to file with the SEC a Current Report on Form 8-K regarding such transactions (the Shareholders further acknowledging and agreeing that such Form 8-K will include as Exhibits a copy of this Agreement and of the financial statements of the Company) Nothing in this Section 10.13 shall restrict Medirisk from notifying customers, distributors, suppliers and others having business relationships with the Company concerning the existence of a change of ownership of the Company.

         10.14 KNOWLEDGE. For purposes of this Agreement, "knowledge" and the related terms and phrases "to the best knowledge," "known to" and similar phrases shall mean such knowledge as would have been obtained after inquiry reasonable under the circumstances then existing of a matter with respect to such phrase is used; provided that the knowledge of the Company and the Shareholders shall be deemed to be the knowledge (as described above) of Willis and P. Gross.

         10.15    MEDIATION.

                  (a) Except for matters required to be arbitrated pursuant to Section 10.16, in the event of any controversy arising under this Agreement, the parties agree to negotiate in good faith to resolve such matter. If such controversy is not resolved by such informal negotiations within 30 days after the controversy arises (or any mutually agreed extension of time) after either party requests such negotiations, the controversy shall be referred to the Atlanta, Georgia office of JAMS/Endispute for mediation. Such mediation shall be one or more nonbinding conferences between the parties in which a mediator will seek to guide the parties to a resolution of the controversy. The parties shall be free to select any mutually acceptable mediator from the list at JAMS/Endispute. If the parties are unable to agree or have no particular choice of mediator and request JAMS/Endispute assign a mediator to assist in resolving the controversy, then a list and resumes of three available mediators shall be sent to the parties (with the Shareholders being deemed one party acting through the Representative for purposes of this Section 10.15), each of whom may strike one name, leaving the remaining name as the mediator.

                  (b) Following the selection of the mediator, the parties shall meet with the mediator at an agreed time and place (or if no such agreement is made, on a date selected by the mediator, which date shall be not more than 45 days after the mediator is selected) and attempt to negotiate a resolution of the controversy, and the mediation process shall continue until the controversy is resolved or the mediator makes a finding that there is no reasonable possibility of settlement through mediation. If either party has substantial need for information in the possession of the other to prepare for the mediation, the parties shall attempt in good faith to agree upon procedures for the expeditious exchange of information, with the help of the mediator if required.

                  (c) The fees and costs shall conform to the then current fee schedule of JAMS/Endispute and, in the absence of an agreement to the contrary, will be borne one-half by the Shareholders and one-half by Medirisk.

                  (d) The mediation process is to be considered settlement or comprise negotiation for the purpose of all state and federal rules protecting disclosures made during such conferences from later discovery or use in evidence, such that information used or discussed in negotiations is inadmissible. The entire mediation shall be confidential, and no stenographic or other record shall be made except to memorialize a settlement.

         10.16 ARBITRATION. In the event of a dispute concerning whether a Triggering Event has occurred, such dispute shall be referred to arbitration in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. Such arbitration shall be conducted without formal discovery and shall be conducted on an expedited basis. The dispute shall be heard by majority decision of three arbitrators, one of whom shall be selected by Medirisk, one of whom shall be selected by the

Representative and one of whom (who shall be the chairman) shall be selected by the arbitrators selected by Medirisk and the Representative. The decision of such arbitrators shall be final and binding upon the parties. The expenses of the arbitration shall be allocated among the parties in accordance with the decision of the arbitrators.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK, SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.

                                    MEDIRISK:

                                    MEDIRISK, INC.


                                    By:     /s/ Kenneth M. Goins, Jr.
                                       ----------------------------------------
                                    Name:   Kenneth M. Goins, Jr.
                                    Title:  Executive Vice President and
                                            Chief Financial Officer


                                    COMPANY;

                                    CIVS, INC.


                                    By:     /s/Judith B. Willis
                                       ----------------------------------------
                                    Name:   Judith B. Willis
                                          -------------------------------------
                                    Title:  President
                                          -------------------------------------


                                    SHAREHOLDERS:



                                    /s/Judith B. Willis
                                    -------------------------------------------
                                    Judith B. Willis


                                    /s/Philip J. Gross
                                    -------------------------------------------
                                    Philip J. Gross


                                    /s/Nancy L. Gross
                                    -------------------------------------------
                                    Nancy L. Gross


                                    /s/Florence H. Gross
                                    -------------------------------------------
                                    Florence H. Gross

                                  /s/Martin J. Gross
                                  -------------------------------------------
                                  Martin J. Gross as custodian for Dalit Gross


                                  /s/Martin J. Gross
                                  -------------------------------------------
                                  Martin J. Gross as custodian for Sharon Gross


                                  /s/Richard T. Allen
                                  -------------------------------------------
                                  Richard T. Allen


                                  /s/Jacopb May
                                  -------------------------------------------
                                  Jacob May


                                  /s/David Obelensky
                                  -------------------------------------------
                                  David Obelensky


                                  /s/Alan Wernick
                                  -------------------------------------------
                                  Alan Wernick


                                  /s/Michael Shmerling
                                  -------------------------------------------
                                  Michael Shmerling

                                    EQUITY HOLDERS:


                                    /s/Kimberly L. DeBearn
                                    -------------------------------------------
                                    Kimberly L. DeBearn


                                    /s/Michael Marks
                                    -------------------------------------------
                                    Michael Marks


                                    /s/Gina Willis
                                    -------------------------------------------
                                    Gina Willis


                                    /s/A.J. Paiva
                                    -------------------------------------------
                                    A.J. Paiva


                                    /s/Robin A. Varon
                                    -------------------------------------------
                                    Robin A. Varon